EXHIBIT 4.4

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 24, 2020, A. M. Castle & Co. (the “Company”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.
DESCRIPTION OF COMMON STOCK
General
The following descriptions are summaries of the material terms of our charter, amended and restated bylaws, and Stockholders Agreement, and are qualified by reference to our charter, our amended and restated bylaws, and the Stockholders Agreement, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, and to Maryland corporate law. We refer in this exhibit to our articles of amendment and restatement, as amended, supplemented, corrected or restated from time to time, as our charter, and we refer to our amended and restated bylaws as our bylaws.
Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share. As of February 24, 2020, 3,649,658 shares of our common stock were issued and outstanding and held by approximately 335 stockholders of record.
Common Stock
The Company’s common stock carries the following rights:
Voting. Holders of our common stock are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of stockholders. Except as otherwise provided in our charter, holders of common stock (as well as holders of any preferred stock of the Company entitled to vote with such common stockholders) vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There is no cumulative voting in the election of directors of the Company. Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, under applicable law, the rules or regulations of any stock exchange applicable to the Company, our charter, the bylaws or the Stockholders Agreement, a different vote is required, in which case such provision shall govern and control the vote required to approve such matter.
Dividends and other Distributions. Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board of Directors of the Company out of assets legally available therefor and declared by the Company.
Liquidation, dissolution or winding up. Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to share ratably in the Company’s assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company after payment or establishment of reserves for all known debts and liabilities of the Company.
Restrictions on transfer. The common stock is not subject to restrictions on transfer as a result of the charter or the bylaws. Nevertheless, stockholders party to the Stockholders Agreement are subject to restrictions on transfer and there may be restrictions on transfer imposed by applicable securities laws or by the terms of other agreements entered into in the future. To the extent transfer restrictions apply, the Stockholders Agreement and the Maryland General Corporation Law (the “MGCL”) require the Company to place restrictive legends on its stock certificates, or state on such certificates that the Company will furnish a full statement of such restrictions on request and without charge.
Liability protection. Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.
Other rights. Holders of shares of the common stock have no preference, conversion, exchange, sinking fund, redemption rights or appraisal rights and have no preemptive rights to subscribe for any securities of the Company, except as otherwise provided in the Stockholders Agreement.
The rights, preferences and privileges of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued by the Company.
Preferred Stock
The Company has no shares of preferred stock authorized or outstanding. Under the charter, the Company’s Board of Directors is authorized, without further action by the Company’s stockholders, to classify or reclassify, in one or more classes or series, any unissued shares of common stock by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, if so classified or reclassified, the Company must file for record with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles supplementary in substance and form as prescribed by the MGCL. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock, the number of authorized shares of the former class will be automatically decreased and the number of authorized shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue will not be more than 200,000,000.
The Company believes that the power of the Board of Directors to classify or reclassify unissued shares of stock and thereafter to authorize the Company to issue such classified or reclassified shares of stock provides the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. However, the Board of Directors of the Company could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions, including voting rights, that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of the common stock or that the common stockholders otherwise believe to be in their best interests. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.
Anti-Takeover Effects of Maryland Law and Our Charter, Bylaws and Stockholders Agreement
The MGCL and our charter and bylaws contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for shares of the common stock or otherwise be in the best interests of the Company’s stockholders.
No Cumulative Voting. Our charter does not provide for cumulative voting with respect to the election of directors or any other matters. The absence of cumulative voting in the election of directors may make it more difficult for a stockholder who acquires a substantial minority of shares to obtain representation on the Board of Directors. To the extent that it impedes the ability of a stockholder to obtain representation, the absence of cumulative voting may render more difficult any attempt by a minority stockholder or group of holders of voting shares of stock to change or influence the management or policies of the Company, and might be viewed as perpetuating incumbent management. In addition, the absence of cumulative voting may render more difficult or discourage entirely a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company’s stock. Mergers and other business combinations sometimes result in stockholders receiving a premium over the market price for their shares of stock.
Subtitle 8. Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
The Company has elected by a provision in the charter to be subject to the provisions of Subtitle 8 relating to a majority requirement for the calling of a stockholder-requested special meeting. Through provisions in the Company’s charter and the bylaws unrelated to Subtitle 8, the Company already vests in the Board of Directors the exclusive power to fix the number of directors. However, as permitted by the MGCL, by resolution of its Board of Directors, the Company has opted out of the provisions of Subtitle 8 relating to the classification of the Board and the two-thirds vote requirement for removing a director. In addition, the Company is prohibited from classifying the Board of Directors pursuant to Subtitle 8, unless such decision is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. Subject to the above requirement regarding self-classification, in the future, the Board of Directors may elect, without stockholder approval, to elect to be subject to one or more of the other provisions of Subtitle 8.
Board Composition; Removal
The stockholders party to the Stockholders Agreement have agreed that (i) the number of Directors will be fixed from time to time by the Company’s Board of Directors as provided for in the Company’s charter and bylaws and (ii) certain stockholders will have the right to designate members of the Company’s Board of Directors until such time as such right may be lost in accordance with the Stockholders Agreement. Specifically, the Board of Directors shall consist of: (i) one director designated by Highbridge Capital Management, LLC (“Highbridge”) ; (ii) one director designated by Whitebox Advisors LLC (“Whitebox Advisors”); (iii) one director designated by SGF, LLC (“SGF”); (iv) one director, who must be an Independent Director, designated by mutual agreement of Corre Partners Management, LLC (“Corre”) and Wolverine Flagship Fund Trading Limited (“WFF”) (together with Highbridge, Whitebox Advisors and SGF, the “Designating Stockholders”); and (v) one director, who must be the President and Chief Executive Officer of the

Company. The term “Independent Director” is defined to refer to a director who qualifies as an “independent director” of the Company under NASDAQ Marketplace Rule 5605(a)(2) (assuming for this purpose that it applies to such person). As of the date of this prospectus, the Board of Directors consists of seven members.
In general, each committee of the Board of Directors must include a director designated by a Designating Stockholder, for so long as such Designating Stockholder retains its Board Designation Right (as defined in the Stockholders Agreement) and to the extent requested by such Designating Stockholder.
The Stockholder Parties have agreed, in the Stockholders Agreement, to vote all of their shares of the Company’s common stock and other voting equity securities, execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board of Directors is as set forth in the Stockholders Agreement and to ensure that the Company’s charter and bylaws both (i) facilitate, and do not at any time conflict with, any provision of Stockholders Agreement and (ii) permit the Stockholder Parties (as defined in the Stockholders Agreement) to receive the benefits to which they are entitled under the Stockholders Agreement.
Meetings of Stockholders
Special meetings of stockholders may be called by the chairman of the Company’s Board of Directors, the president and the Board of Directors. Additionally, subject to the provisions of the bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by the secretary of the Company upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in the bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.
Advance Notice Requirements
The bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) by any stockholder (a) who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, (b) who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for the annual meeting to the secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of preceding year’s annual meeting.
Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders of the Company. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) if the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder (a) who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the special meeting, (b) who is entitled to vote at the meeting and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for a special meeting to the secretary of the Company not earlier than the close of business 120th day before such special meeting and not later than the close of business on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.
A stockholder’s notice must contain certain information specified by the bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in the Company.
Amendment to Bylaws
The bylaws provide that, except as otherwise provided in the Company’s charter or the Stockholders Agreement, the Company’s Board of Directors has the exclusive power to make, alter or repeal the bylaws.
Business Combinations
Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
• any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation; or
• an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under the statute if the Board of Directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder.

After such five-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:
• 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and
• two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.
Pursuant to the statute, the Board of Directors of the Company has by resolution exempted business combinations between the Company and any stockholder party to the Stockholders Agreement and between the Company and any other person, provided that in the latter case the business combination is first approved by the Board of Directors (including a majority of the Company’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between the Company and any stockholder party to the Stockholders Agreement or to a business combination between the Company and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with the Company that may not be in the best interests of stockholders of the Company, without compliance with the supermajority vote requirements and other provisions of the statute. The Company cannot assure you that the Board of Directors will not amend or repeal this resolution in the future.
Exchange Listing
Our common stock is presently quoted on the OTCQB under the symbol “CTAM”.
Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue Brooklyn, New York 11219, and its telephone number is (800) 937-5449.